ELI LILLY AND COMPANY

THE LILLY DEFERRED COMPENSATION PLAN
(as Amended and Restated Effective 1/1/2009)

Preamble
The Lilly Deferred Compensation Plan has been established by the Company for the purpose of providing an opportunity for selected employees to defer receipt of all or part of their Base Salary and/or Annual Bonus compensation and earn tax-deferred investment returns thereon. The Plan constitutes a plan of unfunded deferred compensation maintained for a select group of management or highly compensated employees for purposes of ERISA, and is intended to comply with the requirements of Section 409A. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

For the rules that apply to the distribution of amounts that were earned and vested (within the meaning of Section 409A) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Section 409A, see Appendix A.

Section 1.	Definition of Terms
The following terms used in the Plan shall have the meanings set forth below:
(a)    “Account” means the deferred compensation account maintained for each Participant under the Plan.
(b)    “Annual Bonus” means the pre-tax amount of a Participant’s annual bonus for a Plan Year, disregarding any deferrals, offsets or withholdings from such annual bonus, that is earned under the Eli Lilly and Company Bonus Plan, or any successor or similar annual bonus plan or arrangement of the Company in effect.
(c)    “Base Salary” means the pre-tax amount of a Participant’s base salary from the Company or a Subsidiary as in effect from time to time during a Plan Year, disregarding any deferrals, offsets or withholdings from such base salary.
(d)    “Beneficiary” means the person or persons who are designated by the Participant or are otherwise entitled to receive benefits under the Plan in the event of the Participant’s death, as provided in Section 6(c) hereof.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Company” means Eli Lilly and Company, an Indiana corporation.
(h)    “Deferral Amount” means the amount of a Participant’s Base Salary and/or Annual Bonus that is elected by a Participant for deferral under the Plan.
(a)    “Election Form” means the written or electronic form or forms approved by the Plan Administrator and completed by the Participant specifying the terms and conditions of an election to defer Base Salary and/or Annual Bonus compensation under the Plan and setting forth the Participant’s Beneficiary designation and the terms of distribution of the Participant’s Account pursuant to Section 6.
(b)    “Eligible Employee” means (i) any SEC Executive Officer of the Company, and (ii) any other employee of the Company or any Subsidiary who is among a “select group of management or highly compensated employees” for purposes of ERISA as may be selected by the Plan Administrator (or its designee) on an annual basis for participation in the Plan.
(c)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(d)    “Participant” means an Eligible Employee who has been designated by the Plan Administrator to participate in the Plan and who elects to defer all or a portion of the employee’s Base Salary and/or Annual Bonus compensation under Section 4 hereof.
(e)    “Plan” means The Lilly Deferred Compensation Plan, as amended and restated herein.
(f)    “Plan Administrator” means the Compensation Committee of the Board or such other committee designated by the Board consisting of at least two (2) members of the Board who are not employees of the Company or any Subsidiary. The Compensation Committee may at its discretion delegate any of its responsibilities to one or more individuals provided that such delegation is in accordance with applicable laws and provided further that the Compensation Committee may not delegate authority to make individual determinations under the Plan as to SEC Executive Officers of the Company.
(g)    “Plan Year” means the calendar year from January 1 through December 31 with respect to which Base Salary and Annual Bonus compensation eligible for deferral under the Plan is earned.
(h)    “SEC Executive Officer” means an officer or employee of the Company from time to time designated as an executive officer for purposes of the Company’s annual securities filings pursuant to the Securities Exchange Act of 1934, as amended.
(i)    “Section 409A” means section 409A of the Code and the Treasury regulations and other official guidance promulgated thereunder.

(j)    “Separation from Service” means a “separation from service” within the meaning of Section 409A.
(k)    “Subsidiary” means any corporation in which the Company has control, directly or indirectly, of more than fifty percent (50%) of the aggregate voting securities of the corporation.
(t)     “Unforeseeable Emergency” means a severe financial hardship of a Participant resulting from an illness or accident of such Participant or Beneficiary, such Participant’s spouse or a dependent (as defined in section 152(a) of the Code) of such Participant, loss of such Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Participant, each as determined in the manner consistent with Section 409A, and any other event or circumstance within the meaning of the term “unforeseeable emergency” under Section 409A.

Section 2.	Plan Administrator
(a)    Authority. The Plan Administrator shall have full authority to administer the Plan in accordance with its terms and to exercise all responsibilities and authorities as provided herein, including the discretionary authorities to designate the Eligible Employees who may participate in the Plan, to determine the terms and conditions of deferrals of Base Salary and Annual Bonus compensation under the Plan, to determine the terms and conditions of crediting to and distributing from Accounts under the terms of the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. The Plan Administrator has the discretionary authority to interpret and construe all provisions of the Plan, to remedy possible ambiguities, inconsistencies, or omissions under the Plan, and to resolve all questions of fact arising under the Plan. The decisions of the Plan Administrator shall be final, binding and conclusive on all parties. No member of the Board, the Plan Administrator nor any officers of the Company shall have any liability for any action or determination taken under the Plan.
(b)    Delegation; Expenses. The appropriate officer(s) of the Company as designated by the Plan Administrator are authorized to act on behalf of the Plan Administrator for the day-to-day administration of the Plan, subject to the authority of the Plan Administrator. The Plan Administrator may also specifically delegate to the appropriate officer(s) the authority to designate the Eligible Employees (other than SEC Executive Officers) who may participate in the Plan. Expenses of the administration of the Plan may be borne by the Company or may be deducted from Participants’ Accounts at the sole discretion of the Plan Administrator.

Section 3.	Eligibility and Participation
(a)    Eligible Employees. Each Eligible Employee may become a Participant in the Plan with respect to Base Salary and/or Annual Bonus compensation earned during a Plan Year, subject to and in accordance with the terms and limitations of the Plan. Selection for participation by the Plan Administrator with respect to compensation earned for a Plan Year does not confer upon the Eligible Employee the right to participate in the Plan with respect to compensation earned during a future Plan Year. The Plan Administrator may require an Eligible Employee to comply with such terms and conditions as the Plan Administrator may specify in order for the Eligible Employee to participate in the Plan.
(b)    Participants. Subject to Section 3(a) above, each Eligible Employee who makes an election to defer compensation under Section 4 hereof shall become a Participant in the Plan, and shall remain a Participant until receiving the distribution of the Participant’s entire Account balance in accordance with Section 6 hereof. All Eligible Employees shall be eligible to defer their Annual Bonus under the Plan. Only SEC Executive Officers for the applicable plan year shall be eligible to defer their Base Salary under the Plan.

Section 4.	Elections to Participate
(a)    Deferral Elections. An Eligible Employee designated by the Plan Administrator to be a Participant in the Plan may file an Election Form with the Plan Administrator on or before the date specified in accordance with Section 4(c) hereof. The Election Form shall permit the Participant to specify the Deferral Amount subject to a minimum Deferral Amount of five thousand dollars ($5,000) for the deferral of each of Base Salary and Annual Bonus, as applicable, or such amounts as may be specified by the Plan Administrator in its sole discretion. The Election Form shall also set forth the terms of distribution of the Participant’s Account in accordance with Section 6 hereof and the Participant’s Beneficiary designation. All elections to defer compensation under the Plan are irrevocable, and no changes to any Election Form delivered to the Plan Administrator shall be permitted, except as specifically provided under the terms of the Plan.
(b)    Maximum Deferrals. An Eligible Employee may elect a Deferral Amount of up to 100% of the Eligible Employee’s Annual Bonus for a Plan Year. An SEC Executive Officer shall also be permitted to elect a Deferral Amount of up to 100% of the SEC Executive Officer’s Base Salary for a Plan Year; provided that the Plan Administrator shall have the right to limit the Deferral Amount with respect to the Participant’s Annual Bonus or Base Salary, if applicable, of an SEC Executive Officer to ensure that the Company has sufficient funds to cover all applicable taxes and other necessary and appropriate deductions.
(c)    Timing and Effect of Elections. Unless otherwise specified by the Plan Administrator in accordance with the requirements of Section 409A, deferral elections on an Election Form shall be made:
(i)    In the case of Base Salary and any Annual Bonus not qualifying as “performance-based compensation” within the meaning of Section 409A, prior to the beginning of the Plan Year with respect to which the Base Salary and/or Annual Bonus is earned; and
(ii)    In the case of Annual Bonus that the Plan Administrator determines is “performance-based compensation” within the meaning of Section 409A, no later than June 30th of the applicable Plan Year with respect to which the Annual Bonus is earned.
Deferral elections shall apply to Base Salary and Annual Bonus compensation for the Plan Year for which they are made. Participants will be required to make deferral elections for future Plan Years at such times to be specified by the Plan Administrator in accordance with the foregoing. If a Participant does not file an Election Form with the Plan Administrator on or before the deadline established by the Plan Administrator for deferral elections for a Plan Year, a Participant will be deemed not to have elected to defer Base Salary or Annual Bonus compensation for such Plan Year, as applicable. A Participant’s election to defer Base Salary or Annual Bonus compensation with respect to a Plan Year shall not be affected by the Participant ceasing to be treated as an SEC Executive Officer or Eligible Employee following the time that such election is made.

Section 5.	Accounts and Interest Credits
(a)    Participant Accounts. An Account shall be maintained for each Participant under the Plan. A Participant’s Account shall consist of book entries only and shall not constitute a separate cash fund or other asset held in trust or as security for the Company’s obligation to pay the amount of the Account to the Participant. The balance of a Participant’s Account shall be the sum of Deferral Amounts credited to the Participant’s Account, adjusted for interest credits and reduced by the amount of applicable tax withholding, distributions and expenses. A Participant’s Account may include sub-accounts as the Company considers necessary or advisable for purposes of maintaining a proper accounting of amounts credited or debited for a Participant under the Plan. A Participant shall receive or have on-line access to a statement of such Participant’s Account no less frequently than once a year following the end of each Plan Year.
(b)    Crediting of Deferral Amount. A Participant who has filed an Election Form with the Plan Administrator for the deferral of Base Salary and/or Annual Bonus compensation with respect to a Plan Year shall have the Deferral Amount deducted from the applicable compensation and credited to the Participant’s Account under the Plan at the same time as the compensation would otherwise be paid to the Participant. The Deferral Amount so credited shall be reduced by applicable withholding, distributions and expenses.
(c)    Interest Credits. The Accounts of Participants shall be credited with interest computed each Plan Year or portion thereof at a rate equal to 120% of the long-term applicable federal rate, with monthly compounding (as prescribed under section 1274(d) of the Code), as in effect for the month of December for the immediately preceding Plan Year. Such interest shall accrue on all Deferral Amounts and prior earnings thereon and be credited daily to a Participant’s Account.
(d)    Vesting of Accounts. All Deferral Amounts and interest credits thereon under a Participant’s Account shall be fully vested at all times.

Section 6.	Distribution of Accounts

(a)    Distribution upon Separation from Service. A Participant shall specify on an Election Form the manner in which the Participant’s deferred Base Salary and Annual Bonus compensation as applicable for a Plan Year (and earnings thereon) shall be distributed from the Participant’s Account under the Plan upon the Participant’s Separation from Service. Any election by the Participant as to the distribution of such portion of the Account shall be irrevocable. A Participant may elect, to the extent permitted by the Plan Administrator and set forth on the Election Form, that such portion of the Account be distributed upon a Participant’s Separation from Service either in:
(iii)    Lump Sum payment in January of the second Plan Year following the Plan Year in which the Participant’s Separation from Service occurs; or
(iv)    Annual Installment payments over a period of two (2) to ten (10) years commencing in January of the second Plan Year following the Plan Year in which the Participant’s Separation from Service occurs, with subsequent installment payments to be made in each January within the applicable period.
If a Participant fails to make a timely payment election on the Election Form for a Plan Year, the Participant's Deferral Amount for such Plan Year (and earnings thereon) shall be distributed in a lump sum in accordance with Section 6(a)(i) hereof.
(b)    Distribution of Account. The Company shall distribute amounts from the Participant’s Account in the manner specified in this Section 6. If the payment option described in Section 6(a)(i) hereof is applicable, the amount of the lump sum shall be calculated using the valuation of the applicable portion of the Participant’s Account as of the December 31 preceding the date of the payment. If the payment option described in Section 6(a)(ii) hereof is applicable, the amount of each installment shall be calculated using the valuation of the applicable portion of the Participant’s Account as of the December 31 preceding the date of the installment payment divided by the number of installment payments that have not yet been made.
(c)    Distribution upon Death. Notwithstanding any election made by a Participant or any other provision of this Section 6 to the contrary, if a Participant dies before full distribution of his Account balance, any remaining balance shall be distributed to the Participant’s Beneficiary in a lump sum within 90 days following the date of the Participant's death. The amount of such lump sum distribution shall be calculated using the valuation of the Participant's Account as of the date preceding the date of distribution. Any payment required to be made to a Participant under the Plan that cannot be made due to the Participant’s death shall be made to the Participant’s Beneficiary, subject to applicable law. Each Participant shall have the right to designate one or more Beneficiaries, and to change a Beneficiary designation, from time to time by filing a written notice with the Plan Administrator. In the event that a Beneficiary does not survive the Participant and no successor Beneficiary is selected, or in the event no valid Beneficiary designation has been made, the Participant’s Beneficiary shall be the Participant’s estate.

(d)    Unforeseeable Emergency. Upon the written request of a Participant, the Plan Administrator may permit the Participant to withdraw some or all of the Participant’s Account for the purpose of enabling the Participant to meet the immediate needs created by an Unforeseeable Emergency. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but in any case, the amounts distributed with respect to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets, to the extent that the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan.
(e)    Withholding Taxes. All distributions of a Participant’s Account under the Plan shall be subject to income tax and other withholdings that the Plan Administrator deems necessary or appropriate, and the Plan Administrator may reduce the amount credited to any Participant’s Account to the extent it deems necessary to satisfy tax withholding requirements. Participants or Beneficiaries receiving distributions under the Plan shall bear all taxes on amounts paid under the Plan to the extent that taxes are not withheld thereon, irrespective of whether withholding is required.

Section 7.	Administrative Matters
(a)    Claims Process.
To be effective under this procedure, a claim for benefits by a Participant or Beneficiary must be made to the Plan Administrator or its designee in writing, unless the Plan Administrator or its designee waives such writing requirement.

If a claim is wholly or partially denied, the Plan Administrator or its designee shall furnish such claimant with written notice of the denial within 90 days after the original claim was filed, unless special circumstances require a longer period (not exceeding an additional 90 days) for adjudication and the claimant is notified in writing of such extension prior to the expiration of the initial 90-day period. A notice of denial shall set forth in a manner calculated to be understood by the claimant (1) the reasons for denial, (2) specific reference to pertinent Plan provisions on which the denial is based, (3) a description of any additional information needed to perfect the claim and an explanation of why such information is necessary, and (4) an explanation of the Plan’s claims procedure.

The claimant shall have 90 days from receipt of the denial notice in which to make written application for review by the Plan Administrator or its designee. The claimant shall have the right (1) to receive upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claim for benefits, and (2) to submit written comments, documents, records, and other information relating to the claim.

The Plan Administrator or its designee shall issue a decision within 60 days after receipt of an application for review, unless special circumstances require an extension. In no event will the decision be delayed beyond 120 days after receipt of the application for review.

A claimant for benefits whose application for review is totally or partially denied may make a final appeal to the Plan Administrator or designee within 90 days from receipt of the second denial notice. The final request for review must be in writing. The same rights detailed in (iii) above will apply for this appeal.

The Plan Administrator shall issue a decision on the final appeal within 60 days after the receipt of an final appeal, unless special circumstances require an extension. In no event will the decision be delayed beyond 120 days after receipt of the final appeal.

The Plan Administrator may establish such additional rules and procedures for processing claims as it deems advisable. All interpretations, determinations, and decisions of the Plan Administrator or its designee under this claims procedure shall be final and conclusive.

(b)    Incapacity. If the Plan Administrator determines that any person entitled to benefits under the Plan is unable to care for his or her affairs because of illness, accident or other physical and mental incapacity, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid consistent with the terms described herein for the benefit of such person to such person’s spouse, parent, brother, sister, adult child or other party deemed by the Plan Administrator in its sole discretion to ensure proper care for such person.
(c)    Inability to Locate. If the Plan Administrator is unable to locate a person to whom a payment is due under the Plan for a period of twelve (12) months, commencing with the first day of the month as of which the payment becomes payable, the total amount payable to such person shall be forfeited.

Section 8.	Unfunded Status
All Accounts and all rights of Participants to benefits under the Plan are unfunded obligations of the Company. Plan benefits shall be paid from the general assets of the Company, and Participants shall have the status of an unsecured general creditor of the Company with respect to all interests under the Plan. The Plan is a plan of unfunded deferred compensation for purposes of ERISA. Notwithstanding the foregoing, the Company may, but shall not be required to, establish a trust or other funding vehicle under the Plan that does not affect the Plan’s status as a Plan of unfunded deferred compensation under ERISA.

Section 9.	Nontransferability; Successors
No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.
The obligations of the Company under the Plan will be binding upon the Company’s successors, transferees and assigns.

Section 10.	Limitation of Rights
Nothing in the Plan shall confer upon any Participant the right to continue to be employed by the Company or to serve in the capacity in which the Participant is employed by the Company. Nothing in the Plan shall be interpreted as creating a right of a Participant to receive any amount of Base Salary, Annual Bonus or other compensation or benefit from the Company.

Section 11.	Enforceability
The Plan shall be construed, administered and enforced in accordance with ERISA, and to the extent not preempted thereby, the laws of the State of Indiana, regardless of the law that might otherwise govern under applicable principles or provisions of choice or conflict of law doctrines. To the extent that any provision of the Plan or portion thereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and the Plan shall be unaffected and shall continue in full force and effect.

Section 12.	Effective Date; Amendment and Termination
The Plan, as amended and restated, shall become effective for the 2009 Plan Year and for future Plan Years until terminated by the Board. The Board may amend or terminate the Plan at any time and in any manner; provided that no amendment or termination shall reduce the amount credited to a Participant’s Account at the time of any such amendment or termination, and no amendment shall be effective that shall cause the Plan to fail to meet the requirements of Section 409A. Upon termination of the Plan in accordance with the requirements of Section 409A, (i) all future deferrals of compensation will cease, (ii) all Plan Accounts will continue to receive interest credits (or be invested) as permitted under the Plan, and (iii) all Plan Accounts will be distributed in accordance with the Participant’s elections under the provisions of the Plan, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements of Section 409A.
ELI LILLY AND COMPANY

APPENDIX A

GRANDFATHERED AMOUNTS

Distribution of amounts that were earned and vested (within the meaning of Section 409A) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Section 409A shall be made in accordance with the Plan terms as in effect on April 19, 2004, as attached below.

The Lilly Deferred Compensation Plan

(As Amended and Restated as of April 19, 2004)

Section 1.    Establishment of the Plan.

There is hereby established for the benefit of Participants an unfunded plan of voluntarily deferred compensation known as "The Lilly Deferred Compensation Plan."

Section 2.    Definitions.

When used in the Plan, the following terms shall have the definitions set forth in this Section 2:

2.1. Base Salary. The term "Base Salary" means the base salary to which a management employee is entitled for services rendered to the Company as a management employee.

2.2. Base Salary Year. The term "Base Salary Year" means each calendar year in which Base Salary deferred under the Plan is earned by a Participant.

2.3. Beneficiary. The term "Beneficiary" means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) designated pursuant to subsection 6.2 hereof.

2.4. Board of Directors. The term "Board of Directors" means the Board of Directors of Eli Lilly and Company.

2.5. Bonus. The term "Bonus" means the payment to which an Eligible Employee is entitled pursuant to the Contingent Compensation Plan,the Senior Executive Bonus Plan or the Lilly Executive Bonus Plan (the EVA Bonus Plan) of the Company or any other similar compensation plan as may from time to time be designated by the Committee.

2.6. Bonus Year. The term "Bonus Year" means each calendar year in which a Bonus deferred under the Plan is earned by a Participant.

2.7. Committee. The term "Committee" means the committee designated in subsection 9.1 hereof to administer the Plan.

2.8. Company. The term "Company" means Eli Lilly and Company and its affiliates and subsidiaries.

2.9. Company Credit. The term “Company Credit” means an amount computed and credited each calendar year or part thereof to Participants’ accounts as described in Section 5 at a rate that is equal to one hundred twenty percent (120%) of the applicable federal long-term rate, with compounding (as prescribed under Section 1274(d) of the Internal Revenue Code) that was in effect for the month of December immediately preceding the calendar year.

2.10. Disability. The term "Disability" means a condition that the Committee determines (i) is attributable to sickness, injury, or disease and (ii) renders a Participant incapable of engaging in any activity for remuneration or profit commensurate with the Participant’s education, experience, and training.

2.11. Eligible Employee. The term "Eligible Employee" means a management employee of the Company who is designated by the Committee as eligible to defer a Bonus earned in the following year.

2.12. Lilly. The term "Lilly" means Eli Lilly and Company.

2.13. Participant. The term "Participant" means an Eligible Employee who has elected to defer all or part of a Bonus pursuant to the Plan in accordance with Section 3.1 hereof or an SEC Executive Officer who has elected to defer all or part of Base Salary pursuant to the Plan in accordance with Section 3.2 hereof.

2.14. Plan. The term "Plan" means "The Lilly Deferred Compensation Plan" as set forth herein and as it may be amended from time to time.

2.15. Retirement. The term "Retirement" means the first day of the month next following the Participant's last day of work for the Company, but only if such first day of the month occurs on or after the first to occur of (i) the day on which the Participant attains age 65 or (ii) the day on which the Participant is eligible to commence receiving a monthly retirement benefit under a retirement plan or program maintained by the Company and covering the Participant.

2.16. SEC Executive Officers. The term "SEC Executive Officers" shall mean those officers and employees from time to time designated as Executive Officers for purposes of the proxy statement and Form 10-K.

Section 3.    Participation.

3.1. Bonuses. Prior to the beginning of each Bonus Year, the Committee shall select those Eligible Employees who may elect to defer Bonuses pursuant to the Plan. Upon selection by the Committee and before the beginning of the applicable Bonus Year, an Eligible Employee may defer the receipt of a Bonus pursuant to the Plan by filing a written election with the Committee, in a form satisfactory to the Committee, that

(i) defers payment of a designated amount (of One Thousand Dollars ($1,000) or more) or percentage of the Bonus, if any, to be earned in the Bonus Year, and

(ii) specifies the payment option selected by the Participant pursuant to subsection 6.1 hereof.

The amount deferred may not exceed the amount of the Bonus. Except as provided in subsections 6.1 and 6.3 hereof, any election made pursuant to this Section 3 (including any election made pursuant to paragraphs (i) and (ii), above) with respect to a Bonus Year shall be irrevocable when made.

Selection of an Eligible Employee for deferral of a Bonus during one year does not confer upon the Eligible Employee a right to defer Bonuses for subsequent years. The Eligible Employees who shall be permitted to defer Bonuses pursuant to the Plan shall be selected annually by the Committee. If an Eligible Employee is also an SEC Executive Officer as of the beginning of the Bonus Year, the Eligible Employee may also defer the receipt of Base Salary as provided in Section 3.2.

3.2. Base Salary. Subject to the right of the Committee to limit deferrals described below, prior to the beginning of each Compensation Year, an SEC Executive Officer may defer the receipt of up to one hundred percent (100%) of Base Salary pursuant to the Plan by filing a written election with the Committee, in a form satisfactory to the Committee, that

(i) defers payment of a designated amount of One Thousand Dollars ($1,000) or more or a percentage of Base Salary, and

(ii) specifies the payment option selected by the Participation pursuant to subsection 6.1 hereof.

The amount deferred may not exceed the amount of Base Salary. Except as provided in subsections 6.1 and 6.3 hereof, any election made pursuant to this Section 3 (including any election made pursuant to paragraphs (i) and (ii), above) with respect to a Bonus Year shall be irrevocable when made and shall not be affected by the Participant's ceasing to be an SEC Executive Officer after the beginning of the Bonus Year.

The Committee reserves the right to limit the amount of Deferrals of Base Salary to assure that the Company has sufficient funds to cover taxes, benefit payments, and other necessary and appropriate deductions.

Section 4.    Individual Account.

The Treasurer of Lilly shall maintain an account in the name of each Participant.    In the year following the Bonus Year or Base Salary Year, each Participant’s account shall be credited, as of the first day of the month in which Bonuses or Base Salary are paid, with the amount that    the Participant has elected to defer hereunder. Each Participant shall be given an annual statement, as of December 31 of each year, showing for each year (i) the amount of Bonuses or Base Salary deferred and (ii) the amount of the Company Credit to the Participant’s account.

Section 5.    Accrual of Company Credit.

The Treasurer of Lilly shall determine the applicable annual rate of Company Credit on or before December 31 of each calendar year. This rate shall be effective for the following calendar year. The Company Credit shall accrue monthly, at one-twelfth of the applicable annual rate, on all amounts credited to the Participant's account, including the Company Credits for prior years. The Company Credit shall not accrue on any amount distributed to the Participant (or to the Participant’s Beneficiary) during the month for which the accrual is determined, except where an amount is distributed to a Beneficiary in the month of the Participant's death. The Company Credit for each year shall be credited to each Participant’s account as of December 31 of that year and shall be compounded annually.

Section 6.    Payment.

6.1. Payment Options. The Participant shall select a payment election from the payment options described below. A Participant may elect that his final payment election control over all prior payment elections. The payment option selected by a Participant shall provide for payment to the Participant of the amount credited to the Participant’s account in

(i)	a lump sum in January of the second calendar year following the calendar year in which the Participant’s employment terminates by reason of Retirement or Disability; or

(ii)
annual installments over a period of two to ten years commencing in January of the second calendar year following the calendar year in which the Participant’s employment terminates by reason of Retirement or Disability;

provided, that in no event shall a lump sum be paid or installment payments begin under any payment option before the first January that begins after any Bonus that has been deferred under the payment option has been determined. The Company shall pay the aggregate amounts deferred, together with a proportionate part of the aggregate Company Credit accrued to the date (or dates) of payment, in the manner and on the date(s) specified by the Participant. If a payment option described in paragraph (i), above, has been elected, the amount of the lump sum shall be equal to the amount credited to the Participant's account as of the December 31 next preceding the date of the payment. If the payment option described in paragraph (ii), above, has been elected, the amount of each installment shall be equal to the amount credited to the Participant's account as of the December 31 next preceding the date of the installment payment divided by the number of installment payments that have not yet been made. If the Participant fails to elect a payment option, the amount credited to the Participant’s account shall be distributed in a lump sum in accordance with the payment option described in paragraph (i), above. If the amount credited to the Participant’s account is less than $25,000 at any time following the year in which the Participant's employment terminates by reason of Retirement of Disability, the Committee, in its sole discretion, may pay out the amount credited to the Participant's account in a lump sum.

6.2. Payment upon Death.    Within a reasonable period of time following the death of a Participant, the balance in the Participant’s account shall be paid in a lump sum to the
Participant’s Beneficiary. For purposes of this subsection 6.2, the balance in the Participant’s account shall be determined as of the date of payment. A Participant may designate the Beneficiary, in writing, in a form acceptable to the Committee, and filed with the Committee before the Participant’s death. A Participant may, before the Participant’s death, revoke a prior designation of Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided that such revocation and new designation (if any) are in writing, in a form acceptable to the Committee, and filed with the Committee before the Participant’s death. If the Participant does not designate a Beneficiary, or if no designated Beneficiary survives the Participant, any amount not distributed to the Participant during the

Participant’s life shall be paid to the Participant’s estate in a lump sum in accordance with this subsection 6.2.

6.3. Resignation or Dismissal. Within a reasonable time following termination of a Participant's employment by resignation or dismissal, the balance in the Participant’s account shall be paid in a lump sum to the Participant. For purposes of this subsection 6.3, the balance in the Participant’s account shall be determined as of a date determined by the Cormittee in its sole discretion.

6.4. Payment on Unforeseeable Emergency. The Administrator may, in its sole discretion, direct payment to a Participant of all or of any portion of the Participant’s Account balance, notwithstanding an election under Section 6.1. above, at any time that it determines that such Participant has an unforeseeable emergency and then only to the extent reasonably necessary to meet the emergency. For purposes of this rule, "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved --

(i)	Through reimbursement or compensation by insurance or otherwise,

(ii)	By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii)	By cessation of deferrals under the Plan.

Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

6.5. Cash Payments.    All payments under the Plan shall be made in cash.

Section 7.    Prohibition Against Transfer.

The right of a Participant to receive payments under the Plan may not be transferred except by will or applicable laws of descent and distribution.    A Participant may not assign, sell, pledge, or
otherwise transfer any amount to which he is entitled hereunder prior to transfer or payment thereof to the Participant.

Section 8.    Participant’s Rights Unsecured.

The Plan is unfunded. The right of any Participant to receive payments under the Plan shall be an unsecured claim against the general assets of the Company.

Section 9.    Administration.

9.1. Committee. The Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors,the members of which shall be selected by the Board of Directors from among its members. No member of the Committee may be a salaried employee of the Company.

9.2. Powers of the Committee. The Committee's powers shall include, but not be limited to, the power

(i)	to select Eligible Employees for participation in the Plan,

(ii)
to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision,

(iii) to adopt rules consistent with the Plan, and

(iv) to limit the deferrals of SEC Executive Officers to assure that the Company has sufficient funds to cover taxes, benefit payments, and other necessary or appropriate deductions.

9.3. Finality of Committee Determinations. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

9.4. Claims Procedures. Any person making a claim for benefits hereunder shall submit the claim in writing to the Committee. If the Committee denies the claim in whole or in part, it shall issue to the claimant a written notice explaining the reason for the denial and identifying any additional information or documentation that might enable the claimant to perfect the claim. The claimant may, within 60 days of receiving a written notice of denial, submit a written request for reconsideration to the Committee, together with a written explanation of the basis of the request. The Committee shall consider any such request and shall provide the claimant with a written decision together with a written explanation thereof. All interpretations, determinations, and decisions of the committee in respect of any claim shall be final and conclusive.

9.5. Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld from such payments. The recipients of such payments shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld thereon, irrespective of whether withholding is required.

9.6. Incapacity. If the Committee determines that any person entitled to benefits under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to such person's spouse, parent, brother, sister,or other party deemed by the Committee to have incurred expenses for such person.

9.7. Inability to Locate. If the Committee is unable to locate a person to whom a payment is due under the Plan for a period of twelve (12) months, commencing with the first day of the month as of which the payment becomes payable, the total amount payable to such person shall be forfeited.

9.8. Legal Holidays. If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday,or legal holiday, such action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday,or legal holiday; provided, that this subsection 9.8 shall not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.

Section 10.    No Employment Rights.

No provision of the Plan or any action taken hereunder by the Company, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of the Company, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

Section 11.    Amendment, Suspension, and Termination.

The Board of Directors shall have the right to amend, suspend, or terminate the Plan at any time. The Committee shall also have the right to amend the Plan, except for subsection 9.1 hereof and this Section 11.

Section 12.    Applicable Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Indiana, except to the extent that such laws are preempted by Federal law.

Section 13.    Effective Date.

This amendment and restatement of the Plan is effective as of January 1, 2004. Nothing herein shall invalidate or adversely affect any previous election, designation, deferral, or accrual in accordance with the terms of the Plan that were then in effect.